Exhibit 99.3

CONSENT OF LEHMAN BROTHERS INC.

We hereby consent to the use of our opinion letter dated December 20, 2006 to the Board of Directors of Huntington Bancshares Incorporated (“Huntington”) attached as Appendix B to the Joint Proxy Statement/Prospectus relating to the proposed merger of Sky Financial Group, Inc. with and into a wholly owned subsidiary of Huntington, which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Huntington filed by Huntington with the Securities and Exchange Commission on March 30, 2007 (the “Prospectus”), and to the references to our firm in the Prospectus under the headings: “Summary — Opinions of Financial Advisors”, “The Merger — Background of the Merger”, “The Merger — Opinions of Huntington’s Financial Advisors” and “Appendix B — Opinion of Lehman Brothers Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

LEHMAN BROTHERS INC.

	By:	/s/ MARK BURTON

New York, New York
March 30, 2007